Exhibit 99.1

Mid-Wisconsin Financial Services, Inc., Adds Chief Financial Officer

October 3, 2006

Medford – Jim Warsaw, President & CEO announced that Paul H. Ewig has been appointed as the new Chief Financial Officer (CFO) of Mid-Wisconsin Financial Services, Inc. and its operating subsidiaries.

As CFO, Ewig will be responsible for the oversight of corporate accounting practices, financial reporting to regulatory agencies, and providing the accounting framework for continued growth.  “His experience in working for publicly traded financial service companies will be a substantial aid to us as we implement our growth strategies”, according to Jim Warsaw, President & CEO of Mid-Wisconsin Financial Services, Inc.

Ewig has served as a senior financial officer in financial service organizations ranging in size from $1 billion to over $60 billion in size.  Most recently he has been engaged in financial services consulting specializing in the evaluation of operating systems, strategic planning and financial analysis.  From 1997 to 2003 he served as Executive Vice President, CFO and Chief Operating Officer of Marshall and Ilsley Trust Company (M&I) in Milwaukee.  Prior to that he served as Senior Vice President and CFO of Bank One, Milwaukee’s Community Banking Group.  Earlier in his career he worked as a Senior Accountant for Price Waterhouse in Milwaukee.

Ewig earned his BBA degree in Accounting from the University of Wisconsin, Milwaukee and also holds a CPA designation.

Mid-Wisconsin Bank, a subsidiary of Mid-Wisconsin Financial Services, Inc., is a $440 million independent community bank serving numerous communities throughout central Wisconsin.